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                                                                 EXHIBIT (11)(A)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5, Amendment No. 7 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 7, 1997, relating to the financial statements and financial highlights of Van Kampen American Capital Global Managed Assets Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP

Houston, Texas

April 28, 1997